Exhibit 21

Name	Jurisdiction of Incorporation	Names under which Subsidiaries Operate
American Jianye Ethanol Company, Inc	Delaware	American Jianye Ethanol Company, Inc
Zhao Dong Jianye Fuel Co., Ltd.,	China	Zhao Dong Jianye Fuel Co., Ltd.,